Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 17, 2008, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Bronco Drilling Company, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in this Amendment No. 2 to the Registration Statement on Form S-4 of Allis-Chalmers Energy Inc., and to the use of our name as it appears under the caption of “Experts.”
/s/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
June 6, 2008